Exhibt 5.1

[Bryan Cave LLP letterhead]

May 24, 2012

Energizer Holdings, Inc.

533 Maryville University Drive

St. Louis, MO 63141

Re: Public offering of 4.700% Senior Notes due 2022

Ladies and Gentlemen:

We have acted as special counsel to Energizer Holdings, Inc., a Missouri corporation (the “Company”) and certain direct and indirect subsidiaries of the Company (the “Subsidiary Guarantors”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of the public offering of an aggregate principal amount of $500,000,000 of the Company’s 4.700% Senior Notes due 2022 (the “Notes”) and guarantees of the Notes by the Subsidiary Guarantors (the “Subsidiary Guarantees”). The Notes and the Subsidiary Guarantees are being issued under the Indenture dated May 19, 2011 (the “Base Indenture”), as supplemented by the Second Supplemental Indenture to be dated on or about May 24, 2012 (the “Second Supplemental Indenture” and together with the Base Indenture, the “Indenture”), among the Company, the Subsidiary Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). All capitalized terms which are defined in the Underwriting Agreement (as defined below) shall have the same meanings when used herein, unless otherwise specified.

In connection herewith, we have examined:

(1) the automatic shelf Registration Statement on Form S-3 (File No. 333-181212, the “Registration Statement”) filed by the Company and the Subsidiary Guarantors with the Commission under the Act on May 7, 2012;

(2) the Prospectus dated May 7, 2012 included in the Registration Statement (the “Basic Prospectus”);

(3) the Preliminary Prospectus Supplement relating to the Notes dated May 21, 2012 (collectively with the Basic Prospectus, the “Preliminary Prospectus”);

(4) the Prospectus Supplement relating to the Notes dated May 21, 2012 (collectively with the Basic Prospectus, the “Prospectus”);

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May 24, 2012

(5) the Pricing Term Sheet listed on Annex C to the Underwriting Agreement (the “Pricing Term Sheet” and collectively, with the Preliminary Prospectus, the “Time of Sale Information”);

(6) the Base Indenture;

(7) the form of the Second Supplemental Indenture;

(8) the form of the Notes (including the Subsidiary Guarantees); and

(9) the Underwriting Agreement, dated May 21, 2012 (the “Underwriting Agreement”), by and among the Company, the Subsidiary Guarantors and Goldman, Sachs & Co., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the underwriters listed on Schedule 1 thereto (the “Underwriters”).

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of the articles of incorporation, certificate of incorporation or certificate of formation and bylaws of each of the Company and the Subsidiary Guarantors, as in effect on the date hereof and as certified by the applicable Secretary or Assistant Secretary of such company, and such other corporate or limited liability company records, agreements and instruments of the Company and the Subsidiary Guarantors, certificates of public officials and officers of the Company and the Subsidiary Guarantors, and such other documents, records and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies or by facsimile or other means of electronic transmission, or which we obtained from the Commission’s Electronic Data Gathering, Analysis and Retrieval system (“Edgar”) or other sites maintained by a court or governmental authority or regulatory body and the authenticity of the originals of such latter documents. If any documents we examined in printed, word processed or similar form has been filed with the Commission on Edgar or such court or governmental authority or regulatory body, we have assumed that the document so filed is identical to the document we examined except for formatting changes. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the Registration Statement and certificates and statements of appropriate representatives of the Company and the Subsidiary Guarantors

In connection herewith, we have assumed that, other than with respect to the Company and the Subsidiary Guarantors, all of the documents referred to in this opinion have been duly authorized by, have been duly executed and delivered by, and constitute the valid, binding and enforceable obligations of, all of the parties to such documents, all of the signatories to such documents have been duly authorized and all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.

Energizer Holdings, Inc.

May 24, 2012

Based upon the foregoing, in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1. With respect to the Notes, upon the execution and delivery of the Second Supplemental Indenture by the Company, the Subsidiary Guarantors and the Trustee, the Notes will have been duly authorized, and when duly executed by the Company, authenticated by the Trustee in accordance with the terms of the Indenture and issued and delivered to the Underwriters, in exchange for payment therefor in accordance with the terms of the Underwriting Agreement, will be validly issued and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2. With respect to the Subsidiary Guarantees, upon the execution and delivery of the Second Supplemental Indenture by the Company, the Subsidiary Guarantors and the Trustee, the Subsidiary Guarantees will have been duly authorized, and when duly executed by the Subsidiary Guarantors in accordance with the terms of the Indenture and issued and delivered to the Underwriters in exchange for payment therefore in accordance with the terms of the Underwriting Agreement, will constitute valid and binding obligations of the Subsidiary Guarantors.

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinions set forth herein are further limited by, subject to and based upon the following assumptions, comments, qualifications, limitations and exceptions:

(a) Our opinions herein reflect only the application of applicable Missouri State and New York State law (excluding (A) all laws, rules and regulations of cities, counties and other political subdivisions of each such State and (B) the securities, blue sky, environmental, employee benefit, pension, tax and antitrust laws of each such state, as to which we express no opinion), to the extent required by the foregoing opinions, the Delaware General Corporation Law and the Limited Liability Company Act of the State of Delaware and the Federal laws of the United States of America (excluding the federal securities, environmental, employee benefit, pension, antitrust and tax laws, as to which we express no opinion). The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

(b) Our opinions contained herein are limited by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium or similar laws affecting or relating to the rights and remedies of creditors generally including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination, (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, and (iv) the qualification that certain other provisions of the Transaction Documents may be further limited or rendered unenforceable

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May 24, 2012

by applicable law, but the inclusion of such provisions does not affect the validity as against the Company or the Subsidiary Guarantors of the Transaction Documents to which each of the Company and the Subsidiary Guarantors is a party as a whole and, subject to the other assumptions, comments, qualifications, limitations and exceptions stated herein, make the remedies afforded to the Underwriters or the Trustee by the Transaction Documents legally inadequate for the practical realization of the principal benefits purported to be provided thereby.

(c) Our opinions are further subject to the effect of generally applicable rules of law arising from statutes, judicial and administrative decisions, and the rules and regulations of governmental authorities that: (i) require compliance with or impose standards relating to fiduciary duties or fairness; (ii) limit or affect the enforcement of provisions of a contract that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness; (iii) limit the availability of a remedy under certain circumstances where another remedy has been elected; (iv) limit the enforceability of provisions releasing, exculpating, or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct; (v) may, where less than all of the contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange; and (vi) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees.

(d) We express no opinion as to:

a.	the enforceability of (1) any provision in any of the Transaction Documents purporting or attempting to (A) confer exclusive jurisdiction and/or venue upon certain courts or otherwise waive the defenses of forum non conveniens or improper venue, (B) confer subject matter jurisdiction on a court not having independent grounds therefor, (C) modify or waive the requirements for effective service of process for any action that may be brought, (D) waive the right of the Company, the Subsidiary Guarantors or any other person to a trial by jury, (E) provide that remedies are cumulative or that decisions by a party are conclusive, (F) modify or waive the rights to notice, legal defenses, statutes of limitations or other benefits that cannot be waived under applicable law or (G) provide for or grant a power of attorney or (2) choice of law or any provision of the Transaction Documents relating thereto or conflict of laws; and

b.	the enforceability of (A) any rights to indemnification or contribution provided for in the Transaction Documents which are violative of public policy underlying any law, rule or regulation (including any Federal or state securities law, rule or regulation) or the legality of such rights, (B) rights of set off, (C) any provisions purporting to provide to the Underwriters, Trustee or holders of the Notes the right to receive costs and expenses beyond those reasonably incurred by them or (D) provisions in the Transaction Documents whose terms are left open for later resolution by the parties;

c.	the existence or sufficiency of the Company’s or any of the Subsidiary Guarantor’s rights in or title to its assets; and

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May 24, 2012

(e) We express no opinion as to whether a subsidiary may guarantee or otherwise be liable for indebtedness incurred by its parent except to the extent that such subsidiary may be determined to have benefited from the incurrence of the indebtedness by its parent or whether such benefit may be measured other than by the extent to which the proceeds of the indebtedness incurred by its parent are, directly or indirectly, made available to such subsidiary for its corporate or other analogous purposes.

We do not render any opinions except as set forth above. We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K and to the use of our name under the caption “Validity of the Notes” in the Prospectus. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Securities. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ Bryan Cave LLP